Exhibit 99.1

Constellation Alpha Capital Corp. Announces Pricing of $125 Million Initial Public Offering

West Palm Beach, FL, June 19, 2017 (PR Newswire) – Constellation Alpha Capital Corp. (the “Company”), announced today the pricing of its initial public offering of 12,500,000 units at $10.00 per unit.  The units are expected to be listed on the NASDAQ Capital Market (“Nasdaq”) under the ticker symbol “CNACU” beginning June 20, 2017. Each unit consists of one ordinary share, one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination and one warrant exercisable to purchase one-half of one ordinary share at a price of $11.50 per whole share. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on Nasdaq under the symbols “CNAC,” “CNACR” and “CNACW,” respectively.

The Company was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company intends to focus its search for a target business in the healthcare services and manufacturing industries in India.

Cowen is acting as sole book-running manager, Chardan is acting as lead manager and I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 1,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, or by fax at 631-254-7140.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 19, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Craig Pollak

Constellation Alpha Capital Corp.

ir@constellationalpha.com